Exhibit 2(d)

              SECOND AMENDMENT TO RIGHTS AGREEMENT

     This Second Amendment to Rights Agreement (this "Second Amendment"), dated as of July 31, 1995, between Sprint Corporation, a Kansas corporation formerly known as United Telecommunications, Inc. (the "Company"), and UMB Bank, n.a., a banking corporation formerly known as United Missouri Bank of
Kansas City, N.A. (the "Rights Agent");


                      W I T N E S S E T H:


     WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of August 8, 1989, as amended by that certain Amendment and Supplement to Rights
Agreement,
dated as of June 4, 1992 (the "Rights Agreement");

     WHEREAS, the Rights Agreement provides that the Company may amend the Rights Agreement in certain respects prior to the Distribution Date (as defined therein); and

     WHEREAS, the Company desires to amend the Rights
Agreement
as set forth herein, and has directed the Rights Agent to execute this Second Amendment as provided in Section 26 of the Rights
Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby deleted in its entirety and a new Section 1(a) set forth below shall be substituted in lieu thereof:

               (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such
Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding other than as a result of a Qualifying Offer, but shall not include (i) the Company,
(ii)
any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the preceding sentence:

               (x)  none of (A) France Telecom ("FT"),
Deutsche
     Telekom AG ("DT") or any Affiliate or Associate thereof or
     (B) any Strategic Investor or Passive Financial
Institution
     (each as defined in the Standstill Agreement among the Company, FT and DT dated as of July 31, 1995 (the "Standstill Agreement")) which is deemed to be part of
a
     "group" (within the meaning of the Exchange Act) with FT, DT or any of their Affiliates or Associates with
     respect to the Company solely by virtue of its investment
     in a Qualified Subsidiary (as defined in the Standstill
Agreement)
     (collectively, the "FT/DT Parties") shall be deemed to be an
     Acquiring Person unless the FT/DT Parties individually or in the aggregate become the Beneficial Owner of more than the sum of (i) the Permitted Standstill Limit, and (ii)
0.25% of
     the Voting Power represented by all Voting Securities then outstanding (the maximum number of Voting Securities permitted pursuant to this clause (x) to be
Beneficially
     Owned by the FT/DT Parties individually or in the aggregate without any such Persons being Acquiring Persons is referred to herein as the "FT/DT Permitted Level"); and

               (y)  no Person (other than any of the FT/DT
     Parties, individually or collectively) shall become an Acquiring Person solely as a result of a reduction in the
     number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless
     and until such Person shall purchase or otherwise become the
     Beneficial Owner of additional shares of Common Stock constituting 0.25% or more of the shares of Common
Stock
     then outstanding other than pursuant to a Qualifying
Offer.

     The phrase "then outstanding," when used with reference to a Person's beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder. The term "Permitted Standstill Limit" shall mean the maximum number of Voting Securities permitted to be Beneficially Owned by FT, DT and their Affiliates and Associates, individually or in the aggregate, under Sections 2.1(a)(i), 2.1(a)(ii) and 2.3 of the Standstill Agreement (but not Sections 2.1(a)(iii) or 2.2 thereof or Section 2.3 thereof to the extent based upon an applicable Percentage Limitation as determined by Section 2.1(a)(iii) or 2.2 thereof); provided that if the Standstill Agreement is terminated or the provisions of Section 2.1(a)(ii) have expired, the term "Permitted Standstill Limit" shall mean the maximum number of Voting Securities that would have been permitted to be Beneficially Owned by FT, DT and their Affiliates and Associates under Sections 2.1(a)(i), 2.1(a)(ii) and 2.3 of the Standstill Agreement (but not Sections 2.1(a)(iii) or
2.2 thereof or Section 2.3 thereof to the extent based upon an applicable Percentage Limitation as determined by Section 2.1(a)(iii) or 2.2 thereof) had the Standstill Agreement not been so terminated or Section 2.1(a)(ii) not so expired.

     2. Section 1(d) of the Rights Agreement is hereby deleted in its entirety and a new Section 1(d) set forth below shall be substituted in lieu thereof:

                    (d)  "Affiliate" and "Associate" shall
have
the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, however, that when used to indicate a relationship with the FT/DT Parties, the terms "Affiliate" and "Associate" shall have the respective meanings set forth in the Standstill Agreement.

               3.   Section 1(h) of the Rights Agreement is
hereby
deleted in its entirety and a new Section 1(h) set forth below shall be substituted in lieu thereof:

                    (h)  "Common Stock" shall mean the
common
stock, par value $2.50 per share, of the Company, and the Class A
Common Stock, par value $2.50 per share, of the Company, taken together, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

          4. Section 1(ee) of the Rights Agreement is hereby deleted in its entirety and a new Section 1(ee) set forth below shall be substituted in lieu thereof:

               (ee) "Stock Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such;
provided, however, that a Stock Acquisition Date shall not be deemed to have occurred if any Person (including the FT/DT Parties, individually or in the aggregate) shall have inadvertently become an Acquiring Person and within ten days after the date upon which the Company shall first become aware of the occurrence of such an event, the Board of Directors in its sole discretion (1) approves the beneficial ownership interest then held by such Person, or (2) provides such Person a thirty day period to divest a sufficient number of Voting Securities so as to decrease the beneficial ownership of such Person to less than 20% of the shares of Common Stock then outstanding (or in the case of the FT/DT Parties (individually or in the aggregate), to not more than the FT/DT Permitted Level) and such Person or the FT/DT Parties have so divested at the end of any such thirty day period.

          5. Section 1 of the Rights Agreement is hereby amended by adding the following definitions at the end of such Section:

               (kk) "Vote" shall mean, with respect to any entity, the ability to cast a vote at a stockholders', members' or comparable meeting of such entity with respect to the election of directors, managers or other members of such entity's governing body, or the ability to cast a general partnership or comparable vote, provided that with respect to the Company, for so long as the Class A
Stock (as
defined in the Standstill Agreement) is outstanding, the term "Vote" shall mean the ability to exercise general voting power
(other than with
respect to the election of directors) at a meeting of the stockholders of the Company.

               (ll) "Voting Power" shall mean, with respect to any entity as at any date, the aggregate number of Votes outstanding as at such date in respect of such entity.

               (mm) "Voting Securities" shall mean the
Common
Stock, the Class A Preference Stock (as defined in the
Standstill
Agreement) and any other securities of the Company the holders of which are ordinarily, in the absence of contingencies, entitled to Vote, even though the right to such Vote has been suspended by the happening of such a contingency.

          6.   Section 3(a) of the Rights Agreement is
hereby amended
by adding, after the words "such Person would be the Beneficial
Owner of 20% or more of the shares of Common Stock then outstanding," the following language: "(or in the case of the
FT/DT Parties (individually or in the aggregate), shares in excess of the FT/DT Permitted Level)."

          7. Section 11(a) of the Rights Agreement is hereby amended by adding the following at the end thereof:

               (iv) Notwithstanding anything in Section
11(a)(ii)
to the contrary, there shall not be deemed to have occurred a
Section 11(a)(ii) Event if a Person shall have inadvertently become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (or in the case of the FT/DT Parties, (individually or in the aggregate) shares in excess of the FT/DT Permitted Level) and within ten days after the date upon which the Company shall first become aware of the occurrence of such an event, the Board of Directors in its sole discretion
(1) approves the beneficial ownership interest then held by such
Person or the FT/DT Parties (individually and in the aggregate), or (2) provides such Person or the FT/DT Parties a thirty day period to divest a sufficient number of Voting Securities so as to decrease the beneficial ownership of such Person to less than
20% of the shares of Common Stock then outstanding (or in the case of the FT/DT Parties (individually or in the aggregate), to not more than the FT/DT Permitted Level) and such Person or the
FT/DT Parties have so divested at the end of any such thirty day period.

          8. Section 13(a) of the Rights Agreement is hereby amended by adding, after the words "such Person would be the Beneficial
Owner of 20% or more of the shares of Common Stock then outstanding," the following language: "(or in the case of the FT/
DT Parties (individually or in the aggregate), shares in excess of the FT/DT Permitted Level)."

          9. The Rights Agreement, as amended by this Second
Amendment, shall remain in full force and effect in accordance with its terms. This Second Amendment may be executed in one or more counterparts.

          IN WITNESS WHEREOF, the parties have caused this Second
Amendment to be duly executed, as of the date first above written.


                                        SPRINT CORPORATION


                                        By:  /s/ Don A.
Jensen
                                               Name:  Don A.
Jensen
                                               Title:  Vice
President


     Attest:

     By:  /s/ Michael T. Hyde
            Name:  Michael T. Hyde
            Title:  Assistant Secretary


                                        UMB BANK, N.A.


                                        By:  /s/ Nancy L.
Hoffman
                                               Name:  Nancy
L. Hoffman
                                               Title:  Vice
President


     Attest:

     By:  /s/ Fred D. Deay, II
            Name:  Fred D. Deay, II
            Title:  Asst. Secretary